UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 9, 2013

Getty Realty Corp.

(Exact name of registrant as specified in charter)

Maryland	001-13777	11-3412575
(State of Organization)	(Commission File Number)	(IRS Employer Identification No.)

125 Jericho Turnpike, Suite 103
Jericho, New York	11753
(Address of principal executive offices)	(Zip Code)
Registrant’s Telephone Number, including area code: (516) 478-5400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On July 9, 2013, the Company entered into an amendment of its senior secured revolving credit agreement (the “Credit Agreement”) with a group of banks led by JPMorgan Chase Bank, N.A. (the “Bank Syndicate”) and an amendment of its senior secured long-term loan agreement (“Prudential Loan Agreement”) with the Prudential Insurance Company of America (the “Prudential”) (collectively, the “Agreements”).  The Agreements were entered into as a result of the Company’s preliminary calculations indicating that it may not comply with the respective debt to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) financial covenant in the Credit Agreement and the Prudential Loan Agreement for the quarter ending June 30, 2013 (the “Financial Covenant”).

The Company sought the Agreements with the Bank Syndicate and Prudential as a result of the non-performance by NECG Holdings Corp. (“NECG”) under its unitary lease with the Company (the “NECG Lease”), described in more detail below, and additional borrowings outstanding related to its previously announced accretive acquisition of 36 properties in the metro New York and Washington, D.C. area in May 2013.  The Company originally entered into the NECG Lease covering 84 properties previously leased to Getty Petroleum Marketing, Inc. (“Marketing”) on May 1, 2012.  As previously disclosed, eviction proceedings are ongoing in the State of Connecticut against approximately 30 of Marketing’s former subtenants (or sub-subtenants) each of whom continue to occupy properties included in the NECG Lease.  As a result of the disruption and costs associated with the litigation, NECG is not current in its rent and certain other obligations due to the Company under the NECG Lease.  As such, the Company will increase its bad debt reserves by approximately $1.2 million for the quarter ended June 30, 2013, so that the total bad debt reserve related to the NECG Lease will be approximately $1.9 million in aggregate.  The Company is in discussions with NECG to restructure the NECG Lease and cannot provide any assurance that it will be successful in its efforts.

Under the terms of the Agreements, the Company’s interest rate under the Credit Agreement and Prudential Loan Agreement increased by 50 basis points (0.50%); the total amount available to the Company for additional borrowings under the Credit Agreement is capped at $2.0 million, in the aggregate; and the Company is not permitted to acquire any properties for a purchase price that equals or exceeds $20 million, individually or in the aggregate, without prior written consent from the Bank Syndicate and Prudential.  These provisions will be in effect until the Company obtains permanent waivers or amendments under the Credit Agreement and the Prudential Loan Agreement.  The Company is engaged in discussions with the Bank Syndicate and Prudential with respect to permanent amendments to the Credit Agreement and Prudential Loan Agreement.  The Company cannot provide any assurance that it will be successful in its efforts to obtain permanent waivers or amendments under the Credit Agreement and the Prudential Loan Agreement.

The foregoing is a summary of the material terms of the Agreements, and does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreements which are expected to be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ending June 30, 2013.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information disclosed above under Item 1.01 is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GETTY REALTY CORP.

Date: July 15, 2013	By:	/s/ Thomas Stirnweis
Thomas Stirnweis
Vice President and Chief Financial Officer